Exhibit 99.1

ADOLOR ACQUIRES RIGHTS TO CLINICAL-STAGE PRODUCT CANDIDATE

FROM ELI LILLY AND COMPANY

EXTON, PA, September 21, 2009 — Adolor Corporation (NasdaqGM: ADLR) today announced that it has acquired from Eli Lilly and Company (“Lilly”) the exclusive worldwide rights to OpRA III, a clinical-stage product candidate.

OpRA III is a potent opioid receptor antagonist, with potential use in multiple therapeutic indications.  Adolor intends to initially develop OpRA III to treat opioid bowel dysfunction (OBD) and will initiate clinical trials of this compound for this indication in early 2010.  This compound will be developed in parallel with ADL7445 as part of the Company’s OBD Program.  Moving forward, OpRA III will be identified as ADL5945.

“OpRA III has a unique profile with the potential to address the gastrointestinal disorders associated with the use of opioid analgesics,” said Michael R. Dougherty, President and Chief Executive Officer of Adolor.  “Adolor has a wealth of experience in this therapeutic area and the addition of OpRA III to our OBD portfolio provides us with another clinical-stage compound with which we can potentially address a large and underserved market.”

Lilly has completed both a Phase 1 single, escalating dose placebo-controlled safety study and a Phase 1 multiple, escalating dose placebo-controlled safety study in healthy volunteers for OpRA III.

Financial terms of the agreement include an upfront payment of $2 million to Lilly, royalties on net sales of any approved product and up to approximately $70 million in milestones contingent upon achievement of pre-defined, late-stage clinical and regulatory events and achievement of certain sales targets.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.™ Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GlaxoSmithKline (GSK), the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain; two opioid receptor antagonists, ADL7445 and ADL5945 (OpRA III), entering development for chronic opioid bowel dysfunction (OBD); and several opioid and non-opioid discovery programs.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events. These may include statements regarding market prospects for ENTEREG; anticipated scientific progress on its research programs; development of potential pharmaceutical products, including ADL5945, the timing of any studies with this compound, the compound’s potential use in multiple therapeutic indications, including gastrointestinal (GI) disorders, and the extent of Adolor’s experience in the GI area; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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